Exhibit 99.1

[LOGO OF VERTICALNET]

David Kaplan

Verticalnet, Inc.

Ph: 610-695-2310, davidkaplan@verticalnet.com

Verticalnet Reports Financial Results for the Second Quarter of 2003

Recent Private Placement and Debt Repurchase Improve Financial Position

Malvern, PA, August 13, 2003 – Verticalnet, Inc. (Nasdaq: VERT), a leading provider of Strategic Sourcing and Supply Management solutions, today announced results for its second fiscal quarter and the closing of a private placement of the Company’s common stock.

Financial Results

Revenues for the quarter ended June 30, 2003 were $2.2 million, compared to $6.2 million for the quarter ended June 30, 2002. Revenues from Converge, Inc. were $0.1 million and $4.3 million for the second quarters of 2003 and 2002, respectively. As previously announced, Verticalnet and Converge amended their subscription license agreement resulting in the termination of obligations to Converge, and the recognition of $19.6 million in previously deferred revenues during the fourth quarter of 2002 that otherwise would have been recognized pro-rata over the subsequent five quarters.

Loss from continuing operations for the quarter ended June 30, 2003 was $1.2 million, or $(0.09) per diluted share, compared to a loss of $9.9 million, or $(0.86) per diluted share, for the quarter ended June 30, 2002.

Verticalnet’s net loss attributable to common shareholders for the quarter ended June 30, 2003 was $1.2 million, or $(0.09) per diluted share, compared to net income attributable to common shareholders of $90.1 million, or $(0.79) per diluted share, for the quarter ended June 30, 2002. The principal difference between loss from continuing operations and net income attributable to common shareholders for the quarter ended June 30, 2002 was a $101.0 million benefit associated with the repurchase of the Company’s Series A convertible redeemable preferred stock. This benefit is excluded for the purposes of calculating the 2002 diluted loss per common share.

As of June 30, 2003, Verticalnet reported cash and cash equivalents of $5.6 million, compared to $6.1 million as of March 31, 2003.

Today the Company reiterated its revenue guidance for 2003. For the full year ending December 31, 2003, Verticalnet expects revenue to be in the range of $10.0 to $11.0 million. The Company’s forward-looking guidance may be impacted by various economic and other factors.

Private Placement Transaction

Verticalnet today announced that it had completed a private placement with several institutional investors. In the private placement transaction, Verticalnet sold 1,140,000 shares of common stock for $1.1 million ($0.9 million of net proceeds). The institutional investors will also receive warrants to purchase 456,000 shares of common stock at $1.20 per share. The funds will be used for general corporate purposes and to increase the Company’s liquidity and financial flexibility.

The shares of common stock have not been registered under the Securities Act of 1933 and may not be subsequently offered or sold by the investors absent registration or an applicable exemption from the registration requirements. Verticalnet has agreed to file a registration statement covering the resale of the common stock by the investors.

Recent Events

The private placement announced today and the previously announced debt repurchase have materially affected the Company’s balance sheet. On July 30, 2003 the Company announced the repurchase of $6.4 million, or approximately 90%, of its outstanding long-term debt obligations in exchange for cash, common stock, and change of control warrants. On a pro forma basis, giving effect to these transactions as if they occurred on June 30, 2003, Verticalnet reduced its long-term debt to $0.7 million and increased its shareholders’ equity to $5.6 million. A condensed pro forma balance sheet is included in the accompanying tables.

“We are pleased with the progress we have made to date in reducing our operating expenses and restructuring our balance sheet,” said Gene S. Godick, Verticalnet Executive Vice President and CFO. “The private placement announced today is another step in our ongoing financial repositioning. We will continue to seek out opportunities to further improve our liquidity and overall financial position.”

Since the end of the second quarter, Verticalnet has also announced the successful resolution of its appeal to the Nasdaq Listing Qualifications Hearing Panel, as well as the election of Vincent J. Milano and Gregory G. Schott to Verticalnet’s Board of Directors and Audit Committee. “We have further improved our financial position and have brought additional software and financial expertise to our Board,” said Nathanael V. Lentz, president and CEO of Verticalnet. “On the operational front, we continue to see increasing market interest in our Spend Analysis and Supply Management solutions, and are excited about the upcoming release of our Supply Management 5.0 product suite and related go to market activities. We believe that the actions taken in recent months better position us for growth in the Supply Management solutions sector.”

About Verticalnet

Verticalnet (Nasdaq: VERT) is a leading provider of Strategic Sourcing and Supply Management solutions that enable companies to identify, negotiate, realize, and sustain savings and supply base performance improvement. Supply Management is more than merely reducing prices – requiring companies to balance price, performance, and risk to achieve the lowest total cost of ownership. Led by our

Spend Analysis solution that quickly provides companies with insight into enterprise-wide spending, Verticalnet’s full suite of Supply Management solutions enables companies to achieve lower prices, improved contract compliance, better supplier service, and shorter sourcing cycles. As a result, our clients recognize significant and sustainable savings in materials costs, inventory levels, and administrative costs – resulting in improved profitability. For more information about Verticalnet, please visit www.verticalnet.com.

Cautionary Statement Regarding Forward-Looking Information

This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements about Verticalnet’s expected second quarter and fiscal year 2003 financial results as well as statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “expects,” “anticipates,” or similar expressions. For such statements, Verticalnet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to, the continued availability and terms of equity and debt financing to fund our business, our reliance on the development of our enterprise software and services business, competition in our target markets, our ability to maintain our listing on the Nasdaq Stock Market, economic conditions in general and in our specific target markets, our ability to use and protect our intellectual property, and our ability to attract and retain qualified personnel, as well as those factors set forth in Verticalnet’s Annual Report on Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended March 31, 2003, which have been filed with the SEC. Verticalnet is making these statements as of August 13, 2003 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

###

Verticalnet is a registered trademark or a trademark in the United States and other countries of Vert Tech LLC.

Verticalnet, Inc.

Consolidated Statements of Operations - Unaudited

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues:
Software license	$35	$4,649	$274	$10,907
Services and maintenance	2,142	1,593	5,334	3,341

Total revenues	2,177	6,242	5,608	14,248

Cost of revenues:
Cost of software license (1)	175	259	363	686
Cost of services and maintenance	563	1,470	1,283	2,933

Total cost of revenues	738	1,729	1,646	3,619

Gross profit	1,439	4,513	3,962	10,629

Research and development	904	2,841	2,023	6,358
Sales and marketing	598	1,450	1,265	3,199
General and administrative	944	2,706	2,496	6,256
Restructuring and asset impairment charges	(302)	411	(308)	1,765
Amortization expense	—	1,056	—	2,112

	2,144	8,464	5,476	19,690

Operating loss	(705)	(3,951)	(1,514)	(9,061)
Interest and other expense, net (2)	(465)	(5,907)	(849)	(6,560)

Loss from continuing operations	(1,170)	(9,858)	(2,363)	(15,621)
Discontinued operations: (3)
Income from operations of discontinued operations	—	1,027	—	8,508
Loss on disposal of discontinued operations	—	(165)	—	(165)

Net loss	(1,170)	(8,996)	(2,363)	(7,278)
Preferred stock dividends and accretion	—	(1,943)	—	(3,861)
Repurchase of convertible redeemable preferred stock (4)	—	101,041	—	101,041

Income (loss) attributable to common shareholders	$(1,170)	$90,102	$(2,363)	$89,902

Basic income (loss) per common share: (5) (6)
Income (loss) from continuing operations	$(0.09)	$7.91	$(0.17)	$7.30
Income from discontinued operations	—	0.09	—	0.76
Loss on disposal of discontinued operations	—	(0.02)	—	(0.02)

Income (loss) per common share	$(0.09)	$7.98	$(0.17)	$8.04

Diluted income (loss) per common share: (5) (6)
Loss from continuing operations	$(0.09)	$(0.86)	$(0.17)	$(1.38)
Income from discontinued operations	—	0.09	—	0.75
Loss on disposal of discontinued operations	—	(0.02)	—	(0.01)

Loss per common share	$(0.09)	$(0.79)	$(0.17)	$(0.64)

Weighted average common shares outstanding: (5)
Basic	13,676	11,286	13,539	11,180
Diluted	13,676	11,413	13,539	11,310

(1)	Cost of software license is primarily comprised of royalty expenses and cost of acquired technology. The cost of acquired technology represents the non-cash amortization of acquired technology which is being used in the current suite of products.

(2)	During the three and six month periods ended June 30, 2002 the Company recorded impairment charges of $5.3 million for other than temporary declines in the fair value of cost method investments

(3)	Discontinued operations relate to the SMB business unit, which was disposed of in June 2002.

(4)	The Company repurchased all of its outstanding preferred stock for $5.0 million in cash during the second quarter of 2002. The difference between the carrying amount and the amount paid is included in income attributable to common shareholders.

(5)	All per share and share amounts reflect a 1:10 reverse stock split which was effective July 15, 2002.

(6)	Diluted income (loss) per common share for the three and six months ended June 30, 2002 excludes the preferred stock dividends and the impact of the redemption of the preferred stock.

Verticalnet, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2003	Pro Forma June 30, 2003 (1)	December 31, 2002
	(Unaudited)	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$5,644	$5,278	$7,979
Accounts receivable, net	1,510	1,510	1,586
Prepaid expenses and other current assets (2)	2,702	2,702	3,892

Total current assets	9,856	9,490	13,457
Property and equipment, net	353	353	912
Other investments	606	606	606
Other assets and intangibles, net	1,497	1,442	3,478

Total assets	$12,312	$11,891	$18,453

Liabilities and Shareholders’ Equity (Deficit)
Current Liabilities:
Current portion of long-term obligations	$115	$115	$415
Accounts payable and accrued expenses	3,882	3,817	7,652
Deferred revenues	352	352	279
Other current liabilities	1,266	1,266	1,172

Total current liabilities	5,615	5,550	9,518
Long-term debt and convertible notes	7,135	728	7,293
Shareholders’ equity (deficit)	(438)	5,613	1,642

Total liabilities and shareholders’ equity (deficit)	$12,312	$11,891	$18,453

(1)	Reflects the impact of the $6.4 million repurchase of convertible note debentures and a $1.1 million private placement of equity.

(2)	Prepaid expenses and other current assets include $1.0 million of short-term investments as of December 31, 2002.